Exhibit 12

MDU RESOURCES GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months Ended		Years Ended December 31,
	March 31, 2008		2007		2006		2005		2004		2003
	(In thousands of dollars)
Earnings Available for Fixed Charges:
Net Income (a)	$69,922		$308,288		$303,396		$250,905		$179,004		$159,627
Income Taxes (b)	41,254		190,024		166,110		146,249		92,283		92,743
	111,176		$498,312		469,506		397,154		271,287		252,370
Rents (c)	2,324		11,947		7,688		11,109		10,000		8,929
Interest (d)	19,771		76,248		74,531		56,440		58,814		54,055
Total Earnings Available for Fixed Charges	$133,271		$586,507		$551,725		$464,703		$340,101		$315,354
Preferred Dividend Requirements	$171		$685		$685		$685		$685		$718
Ratio of Income Before Income Taxes to Net Income	158%		159%		154%		155%		146%		156%
Preferred Dividend Factor on Pretax Basis	270		1,089		1,055		1,062		1,000		1,120
Fixed Charges (e)	22,776		90,545		84,898		68,934		70,215		67,242
Combined Fixed Charges and Preferred Stock Dividends	$23,046		$91,634		$85,953		$69,996		$71,215		$68,362
Ratio of Earnings to Fixed Charges	5.9	x	6.5	x	6.5	x	6.7	x	4.8	x	4.7	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	5.8	x	6.4	x	6.4	x	6.6	x	4.8	x	4.6	x

(a)	Net income excludes undistributed income for equity investees.

(b)	Includes income tax benefits of $4,821 associated with the cumulative effect of accounting change for the twelve months ended December 31, 2003.

(c)	Represents interest portion of rents estimated at 33 1/3%.

(d)
Represents interest, amortization of debt discount and expense on all indebtedness and amortization of interest capitalized, and excludes amortization of gains or losses on reacquired debt (which, under the Federal Energy Regulatory Commission Uniform System of Accounts, is classified as a reduction of, or increase in, interest expense in the Consolidated Statements of Income) and interest capitalized.

(e)
Represents rents (as defined above), interest, amortization of debt discount and expense on all indebtedness, and excludes amortization of gains or losses on reacquired debt (which, under the Federal Energy Regulatory Commission Uniform System of Accounts, is classified as a reduction of, or increase in, interest expense in the Consolidated Statements of Income).